SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 25, 2005 (February 22, 2005)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

2001 Third Avenue South, Birmingham, Alabama 35233

(Address of principal executive offices)

Registrant’s telephone number, including area code: (205) 325-4200

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 2.

Total number of pages in this report is 3.

Item 1.01 Entry into a Material Definitive Agreement

On February 22, 2005, the Compensation Committee of the Board of Directors of Torchmark Corporation determined that C.B. Hudson, Mark S. McAndrew and Tony G. Brill would be the participating executives for 2005 in the Torchmark Corporation Annual Management Incentive Plan (the Section 162(m) Plan).

On that same date, the Compensation Committee determined that the maximum bonus pool in 2005 for all executives whose combined cash compensation will exceed $150,000 in 2005, including the Section 162(m) Plan participants Hudson, McAndrew and Brill, will be 0.60% of Torchmark’s 2005 pre-tax operating income. The Committee also established the respective maximum percentages for the 2005 bonus pool that Messrs. Hudson, McAndrew and Brill, respectively, could receive. The Committee used growth in Torchmark’s net operating income per share from December 31, 2004 to December 31, 2005 as the applicable performance criteria for each participant. The Committee established a threshold level of growth in net operating income per share that must be met before any bonus can be paid to a participant; if the threshold is not met, no bonus will be paid. If the threshold is achieved, each participant will be eligible for a bonus equal to his maximum percentage of the bonus pool, subject to the Compensation Committee’s discretion regarding any reduction in bonus.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Not applicable.

2

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: February 25, 2005	/s/ Carol A. McCoy
Carol A. McCoy, Vice President, Associate Counsel and Secretary

3